UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 7, 2021

BERKSHIRE HILLS BANCORP, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-15781	04-3510455
(State or Other Jurisdiction) of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

60 State Street, Boston, Massachusetts	02109
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 773-5601, ext. 133773

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	BHLB	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On March 7, 2021, Berkshire Hills Bancorp, Inc. (the “Company”) entered into a cooperation agreement (the “Cooperation Agreement”) with HoldCo Asset Management, LP (“HoldCo”), an investment adviser which owns approximately 3.3% of the Company’s outstanding shares.

Pursuant to the Cooperation Agreement, the Company has agreed to take such actions as are necessary to:

•	Nominate 13 candidates for election as directors of the Company at the Company’s 2021 Annual Meeting of Shareholders to be held on May 20, 2021 (the “2021 Annual Meeting”), including (a) Michael Zaitzeff (Co-Founder and Managing Member of VM II LLC, the general partner of HoldCo), (b) one new independent director, selected by the Company with the consent of HoldCo (not to be unreasonably withheld, conditioned or delayed), that meets certain qualifications set forth in the Cooperation Agreement, and (c) 11 current members of the Company’s Board of Directors;

•	Recommend that the Company’s shareholders vote to elect each of the Company’s nominees at the 2021 Annual Meeting and support the election of Mr. Zaitzeff and the new independent director in a manner no less favorable than the support it provides to the other director nominees; and

•	If elected by stockholders, appoint Mr. Zaitzeff to the Board of Directors’ Audit Committee and Risk Management and Capital Committee, and as a non-voting observer on the Corporate Governance/Nomination Committee and, if elected by stockholders, appoint the new independent director to at least one standing committee as determined by the Corporate Governance/Nominating Committee of the Board.

Pursuant to the Cooperation Agreement, HoldCo has the right to select (subject to the Company’s consent, not to be unreasonably withheld, conditioned or delayed) a substitute independent director not affiliated with HoldCo to replace Mr. Zaitzeff and serve the remainder of his term. Mr. Zaitzeff (or his replacement) is required to resign from the Board under certain conditions, including if HoldCo’s ownership of the Company’s common stock falls below 2%.

In connection with entering into the Cooperation Agreement, HoldCo irrevocably withdrew its director nomination notice to the Company dated February 19, 2021, pursuant to which it had nominated six candidates, including Mr. Zaitzeff, to the Board of Directors.

For a period of one year from the date of the Cooperation Agreement, which may be extended or earlier terminated in certain circumstances set forth in the Cooperation Agreement (such period, the “Cooperation Period”), HoldCo has agreed to vote all of its shares of common stock in favor of each of the Company’s director nominees and otherwise in accordance with the recommendation of the Board of Directors, subject to certain exceptions. HoldCo also agreed to customary standstill, confidentiality and non-disparagement restrictions during the Cooperation Period, subject to certain extensions and early termination upon specified events.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Cooperation Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01	Other Events

On March 8, 2021, the Company issued a news release announcing the execution of the Cooperation Agreement and its intention to nominate Mr. Zaitzeff and a second, new independent director to stand for election to its Board of Directors at the Company’s 2021 Annual Meeting of Shareholders. A copy of the news release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(a)	Financial Statements of Businesses Acquired. Not applicable.

(b)	Pro Forma Financial Information. Not applicable.

(c)	Shell Company Transactions. Not applicable.

(d)	Exhibits.

99.1	News release dated March 8, 2021.

10.1	Cooperation Agreement, dated March 7, 2021, by and between Berkshire Hills Bancorp, Inc. and HoldCo Asset Management, LP.

104.1	Cover Page for this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Berkshire Hills Bancorp, Inc.

DATE: March 8, 2021	By:	/s/ Nitin J. Mhatre
Nitin J. Mhatre President and Chief Executive Officer